HARVEST STATES
                         MANAGEMENT COMPENSATION PROGRAM
                  FISCAL YEAR JUNE 1, 1996 THROUGH MAY 31, 1997

OBJECTIVES

     *    Provide more structure to our current Management Compensation Program
          (MCP).

     * Communicate company, group, divisional and/or profit center goals and objectives to employees.


     * Encourage and reward performance which contributes to the success of the company as defined by company objectives and the group/divisional and/or profit center objectives.


     * Promote strong links between employee contributions and overall company performance to enhance stakeholder/member value.

     * Reward and recognize innovation and creativity in accomplishing business objectives.

     * Attract and retain the technical and managerial talent necessary for the company's success.

     * Provide compensation based on individual and company annual performance without increasing compensation fixed costs.

ELIGIBILITY AND PARTICIPATION

         Eligibility to participate in the program will be limited to key management employees whose positions have a continuous opportunity to significantly influence the profitability or direction of the company. Senior Management will select employees for participation. The Chief Executive Officer has sole discretion to determine eligibility, participation, and interpretation of this policy.

         All employees such as sales representatives or facility managers whose compensation includes an opportunity for sales commissions or share of profits are excluded from participation in this program. Other employees whose positions no longer meet the eligibility criteria, or whose performance is less than satisfactory, may also be excluded from the program at any time.

         The level of participation and eligibility will be determined prior to the beginning of each fiscal year. Participants who are hired or promoted to positions of eligibility during the calendar year will participate on a pro-rata basis. Also, those who terminate due to disability, retirement, or death, will participate on a pro-rata basis. Termination for any other reason will not normally qualify for participation.

         Eligible participants will be selected on meeting most of the following criteria:

         * Strong performance in a position that impacts business functions and operations.

         * Possessing potential for higher levels of contribution in critical business functions and operations.

         * Possessing valuable, often difficult to replace, skills or skill levels essential for critical business functions and operations.

         * Possessing technical or management leadership roles in critical projects.


ADMINISTRATION

         The Compensation Committee, including the Chief Executive Officer, will approve the overall Management Compensation Program and review for equity across operating divisions. The committee may amend, suspend, terminate, or reinstate any or all provisions of this program. In the event that the company profit or level of performance is not achieved, the incentive payments may be modified or eliminated by the Chief Executive Officer in specific units/divisions/groups or for the entire company.

         The Chief Executive Officer and group management will review the annual business and financial goals and the group management's individual performance objectives, and will ensure they are consistent with the company's long-term strategic plan and goals. The performance targets will be established and communicated to all eligible participants prior to the beginning of each fiscal year.

         Incentive payments will be made in cash payments or as adjustments to base wages after year-end results have been verified.


ANNUAL SALARY

         The program will normally maintain base salaries up to the midpoint (competitive market level) of the respective job classification. This will enable the company to manage fixed salary costs.

         Participants paid below the midpoint of their salary range will be on a learning curve. As the participants gain experience, their knowledge and skills will develop. Once the participant reaches full competency, he/she will be paid at the midpoint of the job being performed. Additional compensation under this program will be used as a motivational tool and generally would be awarded only to those participants who put forth great effort and achieve truly outstanding results.

         Once an employee reaches the midpoint pay level for that position, additional compensation, in most cases, will only be received from the incentive performance bonus program. All participants are eligible for the performance bonus, regardless of their place in the salary range. However, significant adjustments to base pay will offset a portion of the amount of the bonus award.

         Base pay is managed to the midpoint of the salary range, with any earnings above that point available from a non-reoccurring annual bonus. Salaries are administered to the midpoint of the salary range with an aggressive performance and development-based merit program, thus ensuring competitive pay levels.

LEVEL OF INCENTIVE OPPORTUNITY

         At the beginning of each fiscal year, participants will be assigned to an eligibility group determined by management responsibility and position, which will be based on the continuous opportunity to significantly influence the profitability or direction of the company.

         Each of the groups will have different opportunities designed around a "target" award (a level which the company expects to pay over time if it achieves its business program objectives), a "threshold" award (unacceptable company performance), and a "maximum" award (above which no additional awards are payable, normally achieved by very unusual circumstances).

         The following table represents the threshold, target, and maximum bonus payments available and is based on a percentage of the actual salary assigned to each participant.


                                 Target Incentive Example
Eligibility Group    Threshold            Target          Maximum
-----------------    ---------            ------          -------
        I                0                  40%             60%
       II                0                  30%             45%
      III                0                  20%             30%
       IV                0                  10%             15%



COMPANY, GROUP, DIVISION, AND/OR PROFIT CENTER PERFORMANCE TARGETS

         Company, group, division, and/or profit center performance will be evaluated by the following criteria and will account for a specific incentive opportunity as defined by Attachment I. Corporate participants will be rewarded according to total company performance. Operating unit participants will be rewarded proportionally for company, group, division or profit center performance to ensure a cooperative effort in maximized performance.

         Criteria for company, group, division and/or profit center performance evaluations:

          1. Economic Value Added (EVA)

          2. Pretax Earnings:
               Pretax earnings of the company, group, divisional, or profit center.


MEMBER VALUE OBJECTIVES

         Individual or team performance will be measured for each participant for the program year based on objectives which are predetermined and contribute economic value to members. Member Value Objectives (MVOs) will be based on the participant's specific job responsibilities and mutually determined in advance with the participant's immediate supervisor. Goals established should reflect truly significant accomplishments which support the business programs and goals.

         It is critical that the individual participant can in fact impact the outcomes stated in the participant MVOs. The manager will determine the final MVOs and monitor them throughout the year to ensure that the objectives are current and reflective of changing business conditions and the needs of our members.

         At the end of each year, the participant's manager will assess performance according to the objectives and recommend an individual award within the range from threshold to maximum.

Member Value Objectives will be measurable and consistent with the business plan and goals, the performance of job responsibilities, and must contribute economic value to members.

         Some examples of measurable objectives which enhance customer/member/stakeholder value are presented in the list below. Additional information and guides to writing effective objectives are available from the Human Resources department.

Unless noted, objectives below are listed for FY 96-97:

         * Successfully implement the Harvest States Investment Plan. - or- Implement the Harvest States Investment Plan with at least 30% commitment of shares.

         * Make significant progress on the implementation of the strategic plan though the specific group or divisional imperative. (state the imperative.)

         * Increase Harvest States' presence by offering of a service or product in a specific location or territory.

         *        Reduce final unit production or service cost by ___%.

         * Increase the productivity or profit level of a business unit by ___%.

         * Increase efficiency of a manufacturing or grain handling/processing facility by ___%.

         *        Decrease defects in ________________ product by ___%.

         *        Reduce input costs by ___%.

         *        Increase market share of current members by ___%.

         *        Increase member equity by ___%.

         * Develop and implement two Member Educational/Information Programs that involve 200 participants.

         * Increase customer service level by answering phone calls within 3 rings; answering accounting questions within one hour.

         * Contact the member customer at least ______ a day with market and production information.

         * Create a new publication or insert to increase management and cooperative information to our members.

         * Create a member development program to assist in the analysis and management of position risk.

         * Foster an environment which promotes the development of employee leadership skills.

         *        Increase the level of delegation to subordinates.





                                                                         5/24/96